Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)

Genpact Limited
Genpact Luxembourg S.à r.l.
Genpact UK Finco plc
Genpact USA, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.950% Senior Notes due 2030	Rule 457(r)	$350,000,000	99.593%	$348,575,500	0.0001381	$48,138.28
Fees to Be Paid	Debt	Guarantees of 4.950% Senior Notes due 2030(1)	—	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$348,575,500		$48,138.28
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$48,138.28

(1)
The debt securities issued by Genpact UK Finco plc and Genpact USA, Inc. are guaranteed by Genpact Limited and Genpact Luxembourg S.à r.l. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees.